EXHIBIT 2.2

AMENDMENT NUMBER ONE TO

STOCK PURCHASE AGREEMENT

This Amendment Number One (the “Amendment”) to that certain Stock Purchase Agreement (the “Agreement”), entered into as of April 30, 2004, by and among Pulse Healthcare Staffing, Inc., a California corporation (the “Company”), Eric Allison, individually and in his capacity as the Seller Representative (“Mr. Allison”), the Persons listed on the Shareholders Schedule attached to the Agreement as Exhibit A (the “Shareholders Schedule”) (collectively referred to herein as “Non-Management Shareholders” and, together with Mr. Allison, sometimes individually referred to as a “Seller” and collectively as the “Sellers”), and World Health Alternatives, Inc., a Florida corporation (“Buyer”) is made and entered into as of May 19, 2004 by and among the Company, Sellers and Buyer.

RECITALS

A. Each of the Company, Sellers and Buyer wishes to adopt a mechanism by which the stock purchase described in the Agreement may be closed in advance of the initially established closing deadline.

B. Each of the Company, Sellers and Buyer wishes to modify certain terms of the Agreement on the terms and subject to the conditions set forth in this Amendment so as to achieve that result.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Amendment and the Agreement, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Except as may be expressly provided in this Amendment, all capitalized terms used in this Amendment which are defined in the Agreement shall have the same meanings in this Amendment as in the Agreement.

2. Amendment to Section 1.01. Section 1.01 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.01. Purchase and Sale of Shares held by Eric Allison.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Mr. Allison will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from Mr. Allison, all of Mr. Allison’s rights, title and interest in and to the Shares held by Mr. Allison (the “Allison Shares”), free and clear of any Liens; provided, however, that Buyer shall execute and deliver a pledge agreement pledging the Shares as security for the payment of the Subsequent Allison Closing Payment (as defined below), the Subsequent Non-Management Shareholders Closing Payment (as defined below) and the Subsequent Valdovino Closing Payment (as defined below) (the “Pledge Agreement”).

(b) In consideration for the sale and delivery to Buyer of the Allison Shares, Buyer agrees to pay to Mr. Allison an aggregate purchase price of $12,103,000 plus the Allison Stock Consideration, as the same may be adjusted pursuant to the adjustment procedures described in Section 1.04 and Section 1.05, subject to Buyer’s rights of set-off as described in Article VIII (the “Allison Purchase Price”), due and payable as follows:

(i) at the Closing, Buyer will pay to Mr. Allison $438,000 by wire transfer or other immediately available funds (the “Initial Allison Closing Payment”);

(ii) as soon as practicable following the Closing and in no event later than May 31, 2004, Buyer will pay to Mr. Allison $8,415,000 by wire transfer or other immediately available funds (the “Subsequent Allison Closing Payment”);

(iii) upon the payment of the Subsequent Allison Closing Payment, Buyer will deliver $1,250,000 by wire transfer or other immediately available funds (the “Escrow Fund”) to an institutional escrow agent with offices in Pittsburgh, Pennsylvania that is reasonably acceptable to Buyer and the Seller Representative (the “Escrow Agent”) to be held or disbursed in accordance with the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”);

(iv) at the Closing, Buyer will issue to Mr. Allison 100,000 shares of non-registered common stock of Buyer (the “Allison Stock Consideration”) and Buyer will direct its stock transfer agent to deliver to Mr. Allison within five (5) business days of the Closing Date a certificate representing ownership by Mr. Allison of the Allison Stock Consideration;

(v) on the date which is six (6) months following the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds; and

(vi) on the first anniversary after the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds.”

3. Amendment to Section 1.02. Section 1.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.02. Purchase and Sale of Shares held by Non-Management Shareholders; Additional Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Non-Management Shareholders will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from the Non-Management Shareholders, all of the Non-Management Shareholders’ rights, title and interest in and to the Shares held by the Non-Management Shareholders (the “Non-Management Shareholders Shares”), free and clear of any Liens other than the lien created under the Pledge Agreement.

(b) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares other than those held by Ms. Gloria Valdovino (“Ms. Valdovino”), at the Closing, Buyer agrees to pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate payment of $512,000 (the “Initial Non-Management Shareholders Closing Payment”) by wire transfer or other immediately available funds to the Non-Management Shareholders in such amounts as are set forth on Schedule 1.02(b)(i) attached hereto.

(c) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares held by Ms. Valdovino, at the Closing, Buyer agrees to pay to Ms. Valdovino by wire transfer or other immediately available funds an aggregate payment of $50,000 (the “Initial Valdovino Closing Payment and, together with the Initial Allison Closing Payment and the Initial Non-Management Shareholders Closing Payment, the “Initial Closing Payment”) and Buyer will issue to Ms. Valdovino 100,000 shares of non-registered common stock of Buyer (the “Valdovino Stock Consideration” and, together with the Allison Stock Consideration, the “Restricted Stock Consideration”) and Buyer will direct its stock transfer agent to deliver to Ms. Valdovino within five (5) business days of the Closing Date a certificate representing ownership by Ms. Valdovino of the Valdovino Stock Consideration.

(d) As soon as practicable following the Closing and in no event later than May 31, 2004, as additional consideration for the Non-Management Shareholders Shares other than those held by Ms. Valdovino, Buyer will pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate payment of $600,000 by wire transfer or other immediately available funds (the “Subsequent Non-Management Shareholders Closing Payment”).

(e) As soon as practicable following the Closing and in no event later than May 31, 2004, as additional consideration for the Non-Management Shareholders Shares held by Ms. Valdovino, Buyer will pay to Ms. Valdovino an aggregate payment of $700,000 by wire transfer or other immediately available funds (the “Subsequent Valdovino Closing Payment” and, together with the Initial Closing Payment, the Subsequent Allison Closing Payment, the Subsequent Non-Management Shareholders Closing Payment and the Restricted Stock Consideration, the “Purchase Price”).”

4. Section 1.04(a). The reference to “Section 1.01(a)” in the first sentence of Section 1.04(a) of the Agreement is hereby amended to reference “Section 1.01(b).”

5. Section 6.03(e). Section 6.03(e) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Transaction Documents. Buyer and any other parties thereto (other than Sellers) will have executed and delivered to the Seller Representative each Transaction Document to which Buyer is a party and will have executed and delivered to the Seller Representative the Pledge Agreement in a form to be mutually agreed to by the Parties hereto.”

6. Section 6.03(f). Section 6.03(f) is hereby amended to read in its entirety as follows:

“(f) Payment of Earnest Money, Restricted Stock Consideration and Initial Closing Payment. Buyer will have delivered the Earnest Money, the Restricted Stock Consideration and the Initial Closing Payment in the manner set forth in Sections 1.01, 1.02 and 1.03.”

7. Amendment to Schedule 1.02(b)(i). Schedule 1.02(b)(i) is hereby amended to read in its entirety as follows:

Schedule 1.02(b)(i)

Non-Management Shareholder Name	Amount to be Paid under Section 1.02(b) and 1.02(d)
Initial Non-Management Shareholders Closing Payment
David Laird	$50,000
Tyler Covey	$462,000.00
Total	$512,000.00

Subsequent Non-Management Shareholders Closing Payment
David Laird	$600,000
Tyler Covey	$0
Total	$600,000

8. Amendment to Schedule 6.02(ii). Item 3 on Schedule 6.02(ii) is hereby amended and restated to read in its entirety as follows:

“3. Retention bonuses will be paid to the employee in the aggregate amount of $2,000,000 (the “Aggregate Retention Bonuses”). The individual portion of the Aggregate Retention Bonuses to be paid to each individual employee will be determined prior to closing. The Aggregate Retention Bonuses will be paid as follows:

(a) $1,000,000 in the aggregate shall be paid at Closing by Buyer; and

(b) an additional aggregate monthly payment of $200,000 shall be paid by Buyer commencing on the date of Buyer’s last regularly scheduled payday in June of 2004 and continuing on Buyer’s last regularly scheduled payday for each consecutive month thereafter through October of 2004 (for a total of five (5) additional payments in an aggregate amount of $1,000,000),            , provided, however, that Buyer’s obligation to pay, and the applicable employee’s right to receive, each such monthly payment will be contingent on such employee continuing to be employed by the Company on the date such monthly payment is due, and the $200,000 aggregate monthly amount will be reduced accordingly to the extent an employee is no longer so employed on such date.”

9. Payment Delay Penalty.

(a) In the event that the balance of the Purchase Price remains unpaid as of May 31, 2004, Buyer shall pay to the Sellers an amount equal to one half of one percent (0.5%) of the unpaid balance of the Purchase Price as of May 31, 2004 and shall increase the penalty by an equal amount for each subsequent fourteen (14) day period in which any balance of the Purchase Price remains outstanding (the “Payment Delay Penalty”).

(b) Notwithstanding Section 7(a) above, the payments set forth in Sections 1.01(b)(v) and 1.01(b)(vi) shall not be subject to the Payment Delay Penalty.

(c) In no event shall the Payment Delay Penalty be imposed at a rate in excess of the rate authorized by applicable law.

10. Pledge Agreement. Buyer shall execute and deliver to Mr. Allison, Ms. Valdovino and David Laird a Pledge Agreement substantially in the form attached to this Amendment as Exhibit I.

11. Conflict. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Agreement, the provisions of this Amendment shall prevail and the provisions of the Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.

12. Effect of Amendment. Except as expressly amended by this Amendment and/or by the preceding sentence, the terms and provisions of the Agreement shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO

STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement as of the date first set forth above.

BUYER

WORLD HEALTH ALTERNATIVES, INC.

By	/s/ Richard E. McDonald
Richard E. McDonald
President

COMPANY

PULSE HEALTHCARE STAFFING, INC.

By	/s/ Eric Allison
Title:	President

SELLERS

/s/ Eric Allison
Eric Allison, individually and in his capacity as the Seller Representative

/s/ Gloria Valdovino
Gloria Valdovino

/s/ David Laird
David Laird, individually and in his capacity as the alternate Seller Representative

/s/ Tyler Covey
Tyler Covey

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